EXHIBIT 99.1

Authentic Holdings, Inc.

Management Update and Letter to Shareholders

Thank you for taking the time to review our Management Update. We feel this is an optimal time to address the immediate future of the Company given our tremendous progress on several fronts. 2024 has been a pivotal year for the Company in which increasing revenue streams and revenue opportunities from all of our divisions and subsidiaries are starting to permeate throughout our company ecosystem.

The Maybacks Global Entertainment subsidiary has propelled the Company to create opportunities beyond just the typical advertising driven revenue model.

Maybacks has become a springboard for several significant opportunities that other independent channels haven’t even thought of yet. The significance of that will start to show up in the upcoming quarter and well into the 2025 year and beyond.

So, let’s start by discussing the balance sheet, dilution concerns and the other subsidiaries before discussing Maybacks, which will be extremely detailed, and should be the final subject matter of the update.

Balance Sheet

Our balance sheet has been continually improving. We have paid off several convertible notes over the last year in cash and are working towards paying down other non-affiliated convertible debt and accounts receivable in the form of cash, from upcoming operations and capital contributions when necessary. We have established a solid relationship with our two largest convertible noteholders, and we are working with them on a plan to pay off their debt and avoid conversions as part of the payback program. We expect the operating results of 4th quarter to foster those relationships further by being in a position to start paying down larger amounts of principal going forward.

In addition, the Management teams has been the primary funder of any shortfalls in operating capital in the past to the tune of approximately $2 million dollars in the form of advances and loans. These items appear as current liabilities on the Balance Sheet. It is management’s intent to strengthen the Balance Sheet further by converting out the monies it has advanced the Company into a “performance driven” Convertible Preferred Stock. The Preferred Stock will not be able to convert into common until two conditions are met. The first one being that the Company has earned $1million in net earnings “after tax” over a consecutive 12-month period. The second, being an uplisting to a higher exchange with a focus on NASDAQ. This would be considered a “material event” will be verified in a separate 8-K filing when the agreements are signed in late 4th quarter.

Our commitment to our shareholders is unwavering and Management is confident enough of your Company’s future to forego any further ownership until these conditions are met.

Dilution

Management is very sensitive to the topic of dilution and its fallout. And as you can see we are into the 4th quarter with very little dilution occurring over the past 10 months. We want to further that by stipulating that the only time management expects to dilute is when we need incremental capital for an opportunity that needs upfront funding such as a license with an athlete, pop icon or music artist as examples. Or in another case we need to let a small conversion take place to pay off an interest payment on a convertible note. As of now we do not expect any conversions of serious consequence in the 4th quarter or the foreseeable future.

Authentic Heroes

Authentic Heroes and its patented technology for memorabilia type apparel takes an original event worn item and disassembles it to the very fiber that made the original using our patented process and custom-made machinery. We then take the disassembled “Genesis Fibers “and mix them with virgin fibers to make a multiplicity of the original. Our proposition is to “democratize” the collectible clothing business by making our product verifiable, affordable and collectible all at the same time.

Authentic “merch” is a one of a kind offering that puts wearable or collectible clothing on a different level. Everybody we present to wants to either know more or wants to move forward. Our offering was salient enough that we signed agreements with both Universal Music/Bravado and IMG/Football Greats Alliance. We were also written up by Textile World for our Brett Favre conversion and their opinion on the Authentic Heroes proposition.

The Authentic Heroes division needed two things. An agent(s) or that had a stable of talent and a manufacturing and marketing partner that could bring focus to the brand. We now have both. We expect to sign license agreements with two active NFL players in the 4th quarter to start the march toward becoming the “Memorabilia Brand”. The brand in an industry where there is no brand at all. The standard for affordable memorabilia clothing.

Maestro Music and Entertainment License

Authentic Holdings has an exclusive license with Maestro Entertainment to produce vinyl records. Maestro Entertainment a company with over 17,000 Master Recordings. The original idea was to use the library to create them based vinyl records for Christmas, Mother’s Day Black History Month and so on. We had orders for over 500,000 Vinyls in late 2022 from major retailers and specialty stores. Complications due to the manufacturing in China and US Customs delayed the delivery and ultimately the inventory sits in China waiting for a resolve which we are working on.

Moving forward we will no longer be manufacturing in China and have developed a relationship with Technicolor USA in Minneapolis, MN., which has tremendous capacity to produce and deliver in a 4–6-week turnaround time. As a result, we will still be looking for opportunities in the Vinyl record arena now and in the future.

We are also in negotiations to expand the license with Maestro Entertainment to include both streaming music and non-fungible tokens. We are in active discussions with many streaming platforms such as Pandora and Apple Music, to bring this library to their platforms.

We are currently waiting for correspondence from the Securities and Exchange Commission since we expect to be very active in creating limited series music NFTs that are based in Maestro’s legacy music. The token functionality of our NFTs is far advanced when compared to other music NFTs. Our music NFTs allow you to switch between tracks, sides, pause, rewind, walk-away and come back to the marker you left off at. Other music NFTs are continuous play and very static. We are hoping to hear back from the SEC this coming week and look for their guidance for moving forward.

The NFT Mint Farm

We have completed all of the engineering and coding in creating arguably the one of the largest NFT Minting Platform ever created. In addition to being a massive platform capable of storing over 100MM NFTs it is also “blockchain agnostic”. This allows the matriculation to our platform any NFT minted on just about any blockchain such as Solana, Wax, Cardano etc.

The platform known as “The NFT Mint Farm” will market both individual digital collectibles and also bundle digital assets/NFTs with our physical collectibles. It the case of a bundle it could consist of the digital representation of physical item such as a jersey you bought from Authentic Heroes could be coupled with a digital version of that item. Or a bundled Vinyl and NFT collection

Until the landscape for NFTs is clear as to the position of the SEC and their opinion as to whether or not we meet the provisions of the “Howey Test”, we will limit our NFT activity to just planning.

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Maybacks Global Entertainment, LLC.

Maybacks, which we acquired in May of 2023 was a tiny fledgling OTA channel with 14 networks in local US stations. In the 15 months since we acquired it we have turned Maybacks into a 31 network OTA/OTT streaming channel with its own downloadable APP available on APK, iOS, GOOGLE, ROKU and soon to be FIRESTICK platforms. Since the completion of the APP in July we have seen almost 100,000 downloads on just ROKU alone. This has been achieved with very little marketing. We expect to become extremely aggressive in marketing the APP in late 4th quarter and well into the future. The APP allows people that may only have access to one or two of our networks to gain access to all 31 of our networks. Depending on the affiliate in their geography and what networks of ours they “re-broadcast” will determine what networks they can watch. So, we promote our APP on every network that carries our programming to build out our APP universe.

We are now taking the APP and bringing it global though our relationship with Whale TV formerly Whale Echo. Whale now has its OS running in over 400 Smart TV manufacturers and plans to promote our APP to the millions of SMART TV households that have a Smart TV driven by the Whale OS. Whale is not only our APP distributor but also our VAST TAG marketing partner that we have a REV Share agreement with. So it behooves them to be aggressive in promoting us. Our program with them will launch within a few weeks and roll out initially to over 200 SMART TV manufacturers.

We are also in a relationship with VIDAA which is the Hisense Smart TV OS. We already have a signed agreement with them to co-market our APP but we are awaiting on signatures for a VAST TAG program with VIDAA. They wanted a new contract which ultimately was drafted and created by them. We have signed the agreement, and we are now awaiting signatures from them.

Maybacks has also spawned opportunities to monetize what we like to call our “Merchant Channels” where we are paid a royalty on all sales instead of a cash fee for access to our programming distribution platform. For example, if a manufacturer wants global exposure for their products we can give it to them in exchange for an override on sales as opposed to either setting up their own Cable or Satellite network, which can be expensive and may not produce results they seek. That can be due to the unfavorable positioning of their network on channel #321 or #112 assigned to them by a cable system operator. We liken it to; Who goes to page 3 on a GOOGLE search? Same thing applies with “Channel Guides”. So, it forces them to spend a lot of money to let the marketplace know they exist on a cable system.

We are an alternative since we give them access for a percentage of sales and put their network to a large global audience. Our first venue in this arena is with “Inventel Products” which is the owner of the “AS SEEN ON TV” brand. Inventel has been running successful tests on our platform and now is days away from launching a “Live Shopping” venue like QVC. We are also in discussions with several other manufacturers that have an interest in the “Direct Response” angle for the sale of their products and will continue to promote this concept since it makes economic sense for the manufacturer and Maybacks.

Another very important development as a result of our rapidly increasing footprint, is the Company’s foray into the business of taking “third party” content and monetizing their libraries using our global reach. An example is our “Karaoke Cloud” network and partnership. The principals of Karaoke Cloud own the third largest Karaoke library in the country. They have been very successful and consistently generating several million dollars a year in revenue. They wanted to expand their footprint into the FAST Channel world in which we operate. They are part of our 31 OTA channel line-up. To further the opportunity, we are now uploading over 10,000+ Karaoke songs they own into our “Video on Demand” portal giving their Karaoke library a new source of revenue via Vast Tags in our AVOD program. Any time a Karaoke fan wants a specific song they need to watch a 10-20 second Vast Tag TV commercial before the song starts. So, before watching a VOD you watch a commercial. This is also an alternative to a typical subscription-based model and to the Karaoke fan its “free”!

Maybacks has also signed an agreement with “Lingerie Fighting Championships “which has 10+ years’ worth of archival footage that is currently being uploaded to our servers for re-distribution in an AVOD model as well. LFC has over 35 million views on its sizzle reel giving you an idea of just how popular their content has been. LFC had agreements with both TUBI and FUBO and did very well getting an average of 6 MM plus viewers per episode. The corporate policy of both organizations decided the content did not fit in with their corporate image, so the opportunity was presented to us, and we are very much looking forward to a long and fruitful relationship with them. Maybacks is also negotiating several other AVOD content relationships which we hope to have updates on in the near future.

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Maybacks Revenue Growth

We are very pleased with the growth in revenue we are seeing from insert ads. We are now marketing 3 of our 31 networks instead of just the 1 network in Comfy TV. We are now selling insert ads on “iCowboy” and “Movie Giant” and as a result revenue growth was up 2-fold in 3rd quarter over 2nd quarter, and 4th quarter should see a 3-4-fold spike over 3rd quarter. With 28 more networks in the background prepping to sell insert ads, it is plausible to understand why we are very upbeat about the future revenue growth of our insert ads silo. In 2025 we expect to have up to 10 of our networks generating insert ad sales.

The revenue growth we referred to above does not include our VAST Tag ads program which will shortly be marketed by 3 major Vast Tag aggregators and add to 4th quarter revenue growth.

In 2025 we will start the march towards broadcasting pay-per-views on our “live streaming” channel. PPV could become another very large opportunity and revenue generator for Maybacks. We have little to no cost in creating a PPV since we own the “live streaming” channel. Every music artist would love to further monetize his or her live concert with a PPV, but they very seldom do. Our Live Stream channel offers the artist the platform to do so to potentially bring significant revenue in addition to their ticket and merchandise sales.

Whether we do the PPV and production of the live event ourselves or do it with a partner like “Live Nation” or “Netflix” will depend on the requirements of the artist. In either case Maybacks is looking to create significant opportunities in this arena. Sponsorship dollars are what drives the “Live Show”. We have tremendous proficiency in the area of raising sponsorship dollars with the team we have put together specifically for that purpose. Approaching a music artist with sponsorship dollars and a PPV audience is a very powerful combination that will always be given careful consideration. We are in late stage negotiations with a Top Ten music artist to do a live broadcast of their intended concert on our network in 2025. In the event we are successful it is management’s opinion it could open up opportunities to do live broadcasts with many other popular artists and create a substantial business in the PPV arena.

We hope this Management Update has given our shareholders a clear understanding of where we are in the confines of the company’s subsidiaries and growth cycle. We look forward to keeping you apprised and will release the other 8-K with numbers for 4th quarter as they occur and approved by accounting and counsel.

Sincerely,

Authentic Holdings, Inc

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